Exhibit 99.1

Press Release

Energy Transfer Further Delivers on Commitment to Simplify Structure

DALLAS—(BUSINESS WIRE)—Mar. 21, 2013— Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE),announced today that ETP will acquire from ETE its interest in ETP Holdco Corp. for $3.75 billion of cash and ETP common units. ETP Holdco is the entity formed by ETP and ETE in 2012 to own the equity interests in Southern Union Company and Sunoco, Inc. With this acquisition, ETP will own 100% of ETP Holdco. The deal is expected to close in the second quarter of 2013, subject to customary closing conditions.

In exchange for the interest in ETP Holdco, ETE will receive $2.35 billion of newly issued ETP common units and $1.40 billion in cash. ETE, which owns the general partner and incentive distribution rights (IDR) of ETP, has agreed to forego all of the IDR payments on the newly issued ETP units for each of the first eight consecutive quarters beginning with the quarter in which the closing of the transaction occurs, and fifty percent of the IDR payments on the newly issued ETP units for the following eight consecutive quarters.

The agreement between the partnerships is yet another important step in executing on their commitment to simplify their structures and optimize their asset portfolios. The announcement of the ETP Holdco acquisition by ETP follows the February 2013 announcement that ETP’s Southern Union Gas Services (SUGS) assets would be contributed to Regency Energy Partners, and the December 2012 announcement that Southern Union’s local distribution companies, Missouri Gas Energy and New England Gas Company, would be sold.

Following discussions with the credit rating agencies, ETP and ETE have received feedback that the transaction will have no negative effect on existing credit ratings at any of the entities.

Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP also owns general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership, which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. ETE also owns a non-controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. The ETE family of companies owns approximately 69,000 miles of natural gas, natural gas liquids, refined products, and crude pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Source: Energy Transfer Equity, L.P.

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